EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713) 346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES THIRD QUARTER 2011 RESULTS
HOUSTON, TX, October 25, 2011 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for the third quarter ended September 30, 2011 it earned net income of $532 million, or $1.25 per fully diluted share, compared to second quarter ended June 30, 2011 net income of $481 million, or $1.13 per fully diluted share. Earnings per share increased 30 percent compared to the third quarter of 2010 and increased 11 percent compared to the second quarter of 2011.
Transaction charges for the third quarter of 2011 were $6 million pre-tax. Net income for the third quarter of 2011 excluding transaction charges was $536 million, or $1.26 per fully diluted share. This compares to second quarter of 2011 net income of $484 million, or $1.14 per fully diluted share, and third quarter 2010 net income of $406 million or $0.97 per fully diluted share, excluding transaction charges from all periods.
The Company’s revenues for the third quarter of 2011 were $3.74 billion, an increase of six percent from the second quarter of 2011 and an increase of 24 percent from the third quarter of 2010. Operating profit for the third quarter of 2011 was $778 million or 20.8 percent of sales, excluding transaction charges. Sequentially, third quarter operating profit increased nine percent, resulting in operating profit flow-through (change in operating profit divided by the change in revenue) of 29 percent, excluding transaction and restructuring charges. Year-over-year third quarter operating profit increased 30 percent, resulting in operating profit flow-through of 25 percent, excluding transaction and restructuring charges.
During the third quarter of 2011 the Company’s Rig Technology segment booked a record $3.94 billion in new orders. Third quarter capital equipment orders included the Company’s single largest order ever, a $1.5 billion order for seven drillship packages for Estaleiro Atlantico Sul announced in August. Backlog for capital equipment orders for the Company’s Rig Technology segment at September 30, 2011 was $10.27 billion, up 33 percent from the end of the second quarter of 2011.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “Strong oil and gas activity and continued outstanding execution enabled the Company to achieve solid earnings again this quarter. All three segments posted higher sequential and year-over-year revenues and operating profit. We are very pleased by the strong sequential margin expansions posted by our Petroleum Services & Supplies and Distribution Services segments, as well as the record level of bookings into our capital equipment backlog for the Rig Technology segment, during the third quarter. We continue to pursue new orders aggressively, and remain well-positioned to execute strategic internal growth and acquisition opportunities.

We recently completed our acquisition of Ameron International Corporation. We are pleased to welcome Ameron’s employees to the National Oilwell Varco family, and are excited about jointly tackling the many new opportunities this combination creates.”
Rig Technology
Third quarter revenues for the Rig Technology segment were $1.97 billion, an increase of four percent from the second quarter of 2011 and an increase of 19 percent from the third quarter of 2010. Operating profit for this segment was $528 million, or 26.8 percent of sales. Operating profit flow-through was 14 percent sequentially and 15 percent from the third quarter of 2010 to the third quarter of 2011. Revenue out of backlog for the segment increased one percent sequentially and increased 22 percent year-over-year, to $1.41 billion for the third quarter of 2011. Non backlog revenue improved 12 percent sequentially and 14 percent year-over-year, due to rising demand for aftermarket spare parts and services.
Petroleum Services & Supplies
Revenues for the third quarter of 2011 for the Petroleum Services & Supplies segment were $1.46 billion, up seven percent compared to second quarter 2011 results and up 34 percent from the third quarter of 2010. Operating profit was $299 million, or 20.5 percent of revenue, up 20 percent from the second quarter of 2011. Operating profit flow-through was 50 percent sequentially and 36 percent from the third quarter of 2010 to the third quarter of 2011. Rising levels of rig activity, seasonal recovery in Canada, and improving pricing resulted in higher revenues and margins for the segment.
Distribution Services
The Distribution Services segment generated third quarter revenues of $480 million, which were up 13 percent from the second quarter of 2011 and were up 13 percent from the third quarter of 2010. Third quarter operating profit was $37 million or 7.7 percent of sales. Operating profit flow-through was 19 percent sequentially and 23 percent from the third quarter of 2010 to the third quarter of 2011. This segment benefited from sequential seasonal sales improvements in Canada, as well as strong sequential gains in U.S. operations on higher rig counts.
The Company has scheduled a conference call for October 25, 2011, at 8:00 a.m. Central Time to discuss third quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-447-0521 within North America or 1-847-413-3238 outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,870	$3,333
Receivables, net	3,109	2,425
Inventories, net	3,907	3,388
Costs in excess of billings	531	815
Deferred income taxes	282	316
Prepaid and other current assets	339	258

Total current assets	12,038	10,535

Property, plant and equipment, net	1,967	1,840
Deferred income taxes	194	341
Goodwill	5,942	5,790
Intangibles, net	3,995	4,103
Investment in unconsolidated affiliate	371	386
Other assets	37	55

	$24,544	$23,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$802	$628
Accrued liabilities	2,154	2,105
Billings in excess of costs	1,117	511
Current portion of long-term debt and short-term borrowings	2	373
Accrued income taxes	399	468
Deferred income taxes	270	451

Total current liabilities	4,744	4,536

Long-term debt	510	514
Deferred income taxes	1,776	1,885
Other liabilities	275	253

Total liabilities	7,305	7,188

Commitments and contingencies

Stockholders’ equity:
Common stock — par value $.01; 423,817,646 and 421,141,751 shares issued and outstanding at September 30, 2011 and December 31, 2010	4	4
Additional paid-in capital	8,513	8,353
Accumulated other comprehensive income	37	91
Retained earnings	8,580	7,300

Total National Oilwell Varco stockholders’ equity	17,134	15,748
Noncontrolling interests	105	114

Total stockholders’ equity	17,239	15,862

	$24,544	$23,050

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Revenue:
Rig technology	$1,970	$1,650	$1,894	$5,472	$5,208
Petroleum services and supplies	1,460	1,089	1,359	4,084	3,045
Distribution services	480	424	423	1,313	1,123
Eliminations	(170)	(152)	(163)	(470)	(392)

Total revenue	3,740	3,011	3,513	10,399	8,984

Gross profit	1,170	947	1,087	3,251	2,852
Gross profit %	31.3%	31.5%	30.9%	31.3%	31.7%
Selling, general, and administrative	392	349	375	1,133	1,012
Other costs	6	2	4	29	44

Operating profit	772	596	708	2,089	1,796

Interest and financial costs	(8)	(12)	(9)	(31)	(38)
Interest income	5	4	4	13	9
Equity income in unconsolidated affiliate	11	8	10	34	22
Other income (expense), net	—	(23)	(7)	(26)	(15)

Income before income taxes	780	573	706	2,079	1,774

Provision for income taxes	252	169	226	667	552

Net income	528	404	480	1,412	1,222

Net loss attributable to noncontrolling interests	(4)	—	(1)	(8)	(5)

Net income attributable to Company	$532	$404	$481	$1,420	$1,227

Net income attributable to Company per share:

Basic	$1.26	$0.97	$1.14	$3.37	$2.94

Diluted	$1.25	$0.96	$1.13	$3.35	$2.93

Weighted average shares outstanding:
Basic	422	417	422	421	417

Diluted	425	419	425	424	419

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Revenue:
Rig technology	$1,970	$1,650	$1,894	$5,472	$5,208
Petroleum services and supplies	1,460	1,089	1,359	4,084	3,045
Distribution services	480	424	423	1,313	1,123
Eliminations	(170)	(152)	(163)	(470)	(392)

Total revenue	$3,740	$3,011	$3,513	$10,399	$8,984

Operating profit:
Rig technology	$528	$480	$517	$1,467	$1,570
Petroleum services and supplies	299	164	249	794	415
Distribution services	37	24	26	91	48
Unallocated expenses and eliminations	(86)	(70)	(80)	(234)	(193)

Total operating profit (before other costs)	$778	$598	$712	$2,118	$1,840

Operating profit %:
Rig technology	26.8%	29.1%	27.3%	26.8%	30.1%
Petroleum services and supplies	20.5%	15.1%	18.3%	19.4%	13.6%
Distribution services	7.7%	5.7%	6.1%	6.9%	4.3%
Other unallocated	—	—	—	—	—

Total operating profit % (before other costs)	20.8%	19.9%	20.3%	20.4%	20.5%

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING OTHER COSTS
(Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Reconciliation of EBITDA excluding other costs (Note 1):
GAAP net income attributable to Company	$532	$404	$481	$1,420	$1,227
Provision for income taxes	252	169	226	667	552
Interest expense	8	12	9	31	38
Depreciation and amortization	140	127	138	413	378

EBITDA	932	712	854	2,531	2,195

Other costs:
Transaction costs	6	2	4	12	6
Libya asset write-down	—	—	—	17	—
Devaluation costs	—	—	—	—	38

EBITDA excluding other costs (Note 1)	$938	$714	$858	$2,560	$2,239

Note 1: EBITDA excluding other costs means earnings before interest, taxes, depreciation, amortization, and other costs, and is a non-GAAP financial measurement. Management uses EBITDA excluding other costs because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
CONTACT:	National Oilwell Varco, Inc. Clay Williams, (713) 346-7606 Clay.Williams@nov.com